                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                                               Commission File Number 0-20897
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COMPLETE CARE MEDICAL, INC. (formerly PacificAmerica Money Center, Inc.)
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1719 Ashford Hollow, Suite 100, Houston, Texas 77077        (281) 830-5689
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COMMON STOCK WITH $.001 PAR VALUE
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            (Title of each class of securities covered by this Form)


NONE
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i) [X]            Rule 12h-3(b)(1)(i)
         Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
         Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
         Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                            Rule 15d-6


Approximate number of holders of record as of the certification or notice
date:   200
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Pursuant to the requirements of the Securities Exchange Act of 1934 COMPLETE CARE MEDICAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 29, 2006      By: /s/ JP Monteverde III
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                              J.P. Monteverde III, CEO


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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